Exhibit 3(i). 2

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:45 PM 03/10/2010
FILED 02:45 PM 03/10/2010
SRV 100266165 - 4618559 FILE

                                STATE OF DELAWARE
                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Meiguo Ventures I, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth" to read in its entirety as follows:

"FOURTH: The total number of shares of stock which the Corporation is authorized to issue is 270,000,000 shares, consisting of 250,000,000 shares of Common Stock having a par value of $.0001 per share and 20,000,000 shares of Preferred Stock having a par value of $.0001 per share and to be issued in such series and to have such rights, preferences, and designation as determined by the Board of Directors of the Corporation."

RESOLVED FURTHER, that the Certificate of Incorporation of this corporation be amended by adding additional Articles thereof numbered "Sixth," "Seventh" and "Eighth" to read in their entirety as follows:

"SIXTH: The number of directors constituting the initial board of directors of the corporation is one (1). The number of directors may be either increased or decreased from time to time by the Bylaws, but shall never be less than one (1). The name and address of each person who is to serve as a member of the initial board of directors is:

             Name:            David W. Keaveney
             Mailing Address: 28248 North Tatum Blvd., Suite B-1-434
                              Cave Creek, Arizona 85331

SEVENTH: The Board of Directors shall have the power to amend or repeal the by-laws.

EIGHTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages from any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for acts or breach of
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the directory's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Eighth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director prior to such amendment."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 9th day of March, 2010.



By: /s/ David W. Keaveney
   ----------------------------------
       Authorized Officer
Title: President
Name:  David W. Keaveney